Seattle, Washington July 23, 2025 KPMG LLP Suite 2800 401 Union Street Seattle, WA 98101 Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the registration statements (Nos. 333-218742 and 333-214508) on Form S-8 of our reports dated July 23, 2025, with respect to the consolidated financial statements of Lamb Weston Holdings, Inc. and the effectiveness of internal control over financial reporting. KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.